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                                                                   Exhibit 10.25

                           LOAN AND SECURITY AGREEMENT


                                 by and between


                    CONGRESS FINANCIAL CORPORATION (WESTERN)
                                    as Lender


                                       and


                              DAVID E. YOUNG, INC.

                                   as Borrower



                            Dated: February 22, 2001



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                           LOAN AND SECURITY AGREEMENT


         This Loan and Security Agreement dated February 22, 2001 is entered into by and between CONGRESS FINANCIAL CORPORATION (WESTERN), a California corporation ("Lender") and DAVID E. YOUNG, INC., a New York corporation ("Borrower").

                              W I T N E S S E T H:

         WHEREAS, Borrower has requested that Lender enter into certain financing arrangements with Borrower pursuant to which Lender may make loans and provide other financial accommodations to Borrower; and

         WHEREAS, International Periodical Distributors, Inc., a Nevada corporation ("IPD"), which is an Affiliate of Borrower, has also requested that Lender enter into certain financing arrangements with IPD pursuant to which Lender may make loans and provide other financial accommodations to IPD, which financing arrangements are to be documented in and governed by a separate agreement; and

         WHEREAS, Lender is willing to make loans and provide financial accommodations to Borrower on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.        DEFINITIONS.

         All terms used herein which are defined in Article 1 or Article 9 of the California Uniform Commercial Code shall have the respective meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to Borrower and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. Any accounting term used herein unless otherwise defined in this Agreement shall have the meaning customarily given to such term in accordance with GAAP. All references in this Agreement to corporate officers or agents, corporate formation and governing documents and/or corporate actions shall, to the extent applied to any Person that is a limited liability company, be construed as a reference to the appropriate counterpart for such term under the laws and norms governing or related to limited liability companies.

         For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

         1.1 "Accounts" shall mean all present and future rights of Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance, other than RDA Claims.

         1.2 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one percent (1%)) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: one (1) minus the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign



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banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

         1.3 "Affiliate" shall mean any Person, except for DAC, controlled by, controlling or under common control with Borrower, including (without limitation) any Subsidiary of Borrower. For purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

         1.4 "Aggregate Excess Availability" shall mean Excess Availability of Borrower under this Agreement plus Excess Availability (as defined in the IPD Loan Agreement) of IPD under the IPD Loan Agreement.

         1.5 "Availability Reserves" shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Revolving Loans which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, do or may affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of Borrower or any Obligor or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) except when Availability Reserves are calculated for purposes of Section 2.1 or for calculating Aggregate Excess Availability in Section 4.1(h), to reflect the amount of Excess Cash Flow For Term Loan Repayment accrued but unpaid as of such date of determination or (d) to reflect any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default. Without limiting the generality of the foregoing, Lender shall establish Availability Reserves (w) with respect to all Slotting Contracts under which a publisher is obligated to pay any slotting or similar fees, but for which Borrower may also be liable, in an amount equal to the aggregate amount of slotting and similar fees payable under such Slotting Contracts during the term thereof; provided, however, in the event Borrower obtains a non-offset letter from the other contracting party to a Slotting Contract in form and substance satisfactory to Lender, the Availability Reserve established by Lender with respect to such Slotting Contract shall be suspended during the effective term of such non-offset letter, (x) from time to time in such amounts as Lender may determine to reflect the Dilution as of any date with respect to the Accounts of Borrower for the immediately preceding three month period exceeding two and one-half percent (2.5%), (y) from time to time in an amount equal to the quarterly interest payments then due under the terms of the Seller Notes, and
(z) from time to time in an amount equal to the dividends then scheduled to be made on the preferred stock issued by DAC to Source on the date hereof.

         1.6 "Blocked Account" shall have the meaning set forth in Section 6.3 hereof.

         1.7 "Book Reserve for Returns" shall mean, with respect to any Account, the amount Borrower has reserved with respect to such Account for returned Inventory, which amount or method for determining such amount, shall be satisfactory to Lender in all respects.

         1.8 "Borders" shall mean Borders Group, Inc. and its Subsidiaries.

         1.9 "BWL Sublimit" shall have the meaning set forth in Section 2.1(a) hereof.


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         1.10 "BWL Sublimit Expiration Date" shall have the meaning set forth in
Section 2.1(a) hereof.

         1.11 "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of North Carolina, and a day on which the Reference Bank and Lender are open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

         1.12 "Capital Expenditures" shall mean, for any period, any expenditure of money under a Capital Lease or for the lease, purchase or other acquisition of any capital asset, for the lease of any other asset, whether payable currently or in the future, or for the purchase or construction of assets, or for improvements or additions thereto, which are capitalized on Borrower's balance sheet.

         1.13 "Capital Lease" shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

         1.14 "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, partnership interests or limited liability company interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

         1.15 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

         1.16 "Collateral" shall have the meaning set forth in Section 5 hereof.

         1.17 "DAC" shall mean Deyco Acquisition Corp., a Delaware corporation.

         1.18 "Debt" shall mean, for any Person, all items of indebtedness which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person as at the date as of which Debt is to be determined. For purposes of determining a Person's aggregate Debt at any time, "Debt" shall also include the aggregate payments (corresponding to principal) required to be made by such Person at any time under any Capital Lease.

         1.19 "Debt Service" shall mean, for any period, the sum for the Borrower of the following: (a) all mandatory payments of principal of Debt scheduled to be made during such period, excluding payments required by Section
3.6 hereof, plus (b) all Interest Expense for such period.

         1.20 "DEY Affiliates" shall mean, JNC, NNC, PNC, RJR, SMI and any other Person controlled by Borrower, including (without limitation) any Subsidiary of Borrower. For purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

         1.21 "Dilution" shall mean for any period, the fraction, expressed as a percentage, the numerator of which is the aggregate amount of non-cash reductions (other than reductions to Eligible Accounts in Section 1.49 or amounts reserved for pursuant to Section 1.5) in the Accounts of Borrower for



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such period and the denominator of which is the aggregate dollar amount of the sales of Borrower for such period.

         1.22 "DSUSA" shall mean Data Systems USA, a Nevada corporation.

         1.23 "EBITDA" shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Net Income of such Person and its Subsidiaries for such period on a consolidated basis determined in accordance with GAAP (which amount may include payments received for RDA Claims, exclusive of interest and amortization, in an amount not to exceed One Hundred Thousand Dollars ($100,000) per fiscal year), plus (b) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest and deferred compensation) of such Person for such period (to the extent deducted in the computation of Net Income), all in accordance with GAAP, plus (c) Interest Expense (excluding, however, for this purpose, clauses (b) and (c) of the definition of such term) of such Person for such period (to the extent deducted in the computation of Net Income), plus (d) the Provision for Taxes for such period (to the extent deducted in the computation of Net Income), plus (e) any charge or expense arising out of the sale, discount or factoring of RDA Claims during such period (to the extent deducted in the computation of Net Income and not included in Interest Expense), but in no event more than One Hundred Thousand Dollars ($100,000) during such period.

         1.24 "EDS" shall mean Eastern Distribution Services, Inc., a Nevada corporation.

         1.25 "Eligible Accounts" shall mean Accounts created by Borrower which are and continue to be acceptable to Lender based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

                  (a) such Accounts arise from the actual and bona fide sale and delivery of goods by Borrower or rendition of services by Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

                  (b) such Accounts are not unpaid more than sixty (60) days after the date on which payment is due, nor unpaid more than one hundred twenty
(120) days after the date of the original invoice therefor; provided, however, until the BWL Sublimit Expiration Date, Accounts owed by Borders, Waldenbooks or Lowes unpaid more than one hundred twenty (120) days after the date on which payment is due but not unpaid more than one hundred fifty (150) days after the date of the original invoice therefor may also be deemed Eligible Accounts;

                  (c) such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

                  (d) other than in the ordinary course of Borrower's business, such Accounts do not arise from sales on consignment, guaranteed sale, sale on approval, or other terms (other than sale and return) under which payment by the account debtor may be conditional or contingent;

                  (e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or outside the United States of America, at Lender's option, if either: (i) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Lender and, if required by Lender, the original of such letter of credit has been delivered to Lender or Lender's agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Lender, or (ii) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender, or (iii) such Account is otherwise acceptable in all respects to Lender (subject to such lending formula with respect thereto as Lender may determine);


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                  (f) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Lender shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

                  (g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

                  (h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

                  (i) such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

                  (j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or agent of or affiliated with Borrower directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

                  (k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Lender's request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Lender;

                  (l) to the knowledge of Borrower, there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor's financial condition;

                  (m) such Accounts of a single account debtor or its affiliates do not constitute more than, in the case of Borders and Waldenbooks, collectively, thirty-five percent (35%) of all otherwise Eligible Accounts, in the case of Barnes & Noble, thirty-five percent (35%) of all otherwise Eligible Accounts and in all other cases, fifteen percent (15%) of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentages may be deemed Eligible Accounts);

                  (n) such Accounts owed by an account debtor, regardless of whether otherwise eligible, if fifty percent (50%) or more of the total amount due under Accounts from such debtor is ineligible under clause (b) above;

                  (o) such Accounts are owed by account debtors whose total indebtedness to Borrower does not exceed the credit limit with respect to such account debtors as determined by Lender from time to time and communicated to Borrower (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts);

                  (p) such Accounts are not owed by a publisher, or any other Person, with respect to Retail Display Allowances; and


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                  (q) such Accounts are owed by account debtors deemed
creditworthy at all times by Lender, as determined by Lender.

General criteria for Eligible Accounts may be established and revised from time to time by Lender in good faith. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

         1.26 "Environmental Laws" shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrower's business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.

         1.27 "Equipment" shall mean all of Borrower's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

         1.28 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

         1.29 "ERISA Affiliate" shall mean any Person required to be aggregated with Borrower or any of its Affiliates under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

         1.30 "Eurodollar Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

         1.31 "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrower and approved by Lender) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrower.

         1.32 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof. An Event of Default shall exist, continue or be continuing until such Event of Default is waived in accordance with Section 11.3.

         1.33 "Excess Availability" shall mean the amount, as determined by Lender, calculated at any time, equal to:

                  (a) the lesser of (i) the amount of the Revolving Loans available to Borrower as of such time (based on the advance rate set forth in Section 2.1 hereof), subject to the sublimits and Availability Reserves from time to time established by Lender hereunder and (ii) the Maximum Credit (less the then outstanding principal amount of the Term Loan), minus

                  (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations (but not including for this purpose the then outstanding principal amount of the Term Loan), (ii) the aggregate



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amount of all trade payables of Borrower that are past due as of such time, in accordance with Borrower's historical practices and as approved by Lender, (iii) the aggregate amount of Borrower's book overdrafts, and (iv) the aggregate amount of Borrower's past due lease and notes payable.

         1.34 "Excess Cash Flow" of any Person shall mean, as of the date of determination, for any period, the excess, if any, of (i) EBITDA for such period less (ii) the sum of (a) Capital Expenditures made during the period, plus (b) the aggregate amount of Debt Service for such period, plus (c) the Provision for Taxes for such period, plus (d) the increase, if any, in such Person's non-cash working capital from the first to the last day of such Period, plus (e) a reasonable reserve established by such Person and acceptable to Lender in its reasonable discretion.

         1.35 "Excess Cash Flow For Term Loan Repayment" shall mean for each fiscal year of Borrower, twenty five percent (25%) of Borrower's cumulative Excess Cash Flow for such fiscal year as reported in Borrower's quarterly financial statements as acceptable to Lender.

         1.36 "Financing Agreements" shall mean, collectively, this Agreement, the Term Note, the IPD Loan Agreement, the IPD Guaranty, the UCS Guaranty and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.37 "Fixed Charge Coverage Ratio" shall mean, for any period, the ratio of (a) EBITDA less cash payments for taxes based on income for such period less Capital Expenditures for such period to (b) Debt Service for such period.

         1.38 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Sections 9.15 and ERROR! REFERENCE SOURCE NOT FOUND. hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Lender prior to the date hereof.

         1.39 "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

         1.40 "Information Certificate" shall mean the Information Certificate of Borrower, constituting Exhibit A hereto, containing material information with respect to Borrower, its business and assets provided by or on behalf of Borrower to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

         1.41 "Interest Expense" shall mean, for any period, as to any Person and its Subsidiaries, all of the following as determined in accordance with
GAAP: total interest expense, whether paid or accrued (including the interest component of Capital Leases for such period), including, without limitation, all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker's acceptances or similar instruments, but excluding
(a) amortization of discount and amortization of deferred



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financing fees and closing costs paid in cash in connection with the transactions contemplated hereby, (b) interest paid in property other than cash and (c) any other interest expense not payable in cash.

         1.42 "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrower may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

         1.43 "Interest Rate" shall mean, (a) with respect to Revolving Loans, as to Prime Rate Loans, a rate of one-quarter of one percent (0.25%) per annum in excess of the Prime Rate and, as to Eurodollar Rate Loans, a rate of two and one-half percent (2.50%) per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrower as in effect three (3) Business Days after the date of receipt by Lender of the request of Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower) and (b) with respect to the Term Loan, as to Prime Rate Loans, a rate of one-half of one percent (0.5%) per annum in excess of the Prime Rate and, as to Eurodollar Rate Loans, a rate of three percent (3.0%) per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrower as in effect three (3) Business Days after the date of receipt by Lender of the request of Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower); provided, that, with respect to all Loans, the Interest Rate shall mean a rate two percent (2.0%) per annum in excess of the rate that would otherwise prevail under the terms of this Agreement, at Lender's option, without notice, (a) for the period (i) from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all obligations (notwithstanding entry of a judgment against Borrower) and (ii) from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing, and (b) on the Revolving Loans at any time outstanding in excess of the amounts available to Borrower under Section 2.1 (whether or not such excess(es), arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default).

         1.44 "Inventory" shall mean all of Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

         1.45 "IPD Affiliates" shall mean DSUSA, EDS, NDS, PIDS, PNLLC, PDSI, PSI, SLI, SMS, WDS, UCS and any other Person controlled by IPD, including (without limitation) any Subsidiary of IPD. For purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

         1.46 "IPD Guaranty" shall mean that certain Guaranty, of even date herewith, executed and delivered by IPD in favor of Lender.

         1.47 "IPD Loan Agreement" shall mean that certain Loan and Security Agreement, of even date herewith, by and between Lender and IPD.

         1.48 "JNC" shall mean Jayco News Corp., a Delaware corporation.

         1.49 "Loans" shall mean the Revolving Loans and the Term Loan.

         1.50 "Lowes" shall mean HDA Inc. and its Subsidiaries.

         1.51 "Maximum Credit" shall mean, with reference to the Revolving Loans and the Term Loan, as well as the Revolving Loans (as



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defined in the IPD Loan Agreement) and the Term Loan (as defined in the IPD Loan
Agreement), an aggregate amount for both Borrower and IPD, of Twenty-Five
Million Dollars ($25,000,000).

         1.52 "NDS" shall mean Northwest Distribution Services, Inc., a Nevada corporation.

         1.53 "Net Amount of Eligible Accounts" shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof, (b) to the extent not otherwise reserved for pursuant to Section 1.5, returns, volume, incentive and other discounts, claims, credits, slotting and other fees and Retail Display Allowances and other allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Accounts, and (c) the greater of the Book Reserve for Returns with respect to such Eligible Accounts or the gross amount of Accounts deemed ineligible by Lender as provided for in Section 1.27.

         1.54 "Net Income" shall mean, with respect to any Person, for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary or one-time gains or losses) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP, provided, that, (a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly-owned Subsidiary of such Person; (b) the effect of any change in accounting principles adopted by such Person or its Subsidiaries after the date hereof shall be excluded; and (c) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule of government regulation applicable to such wholly-owned Subsidiary shall be excluded. For the purpose of this definition, net income excludes any gain or loss, together with any related Provision for Taxes for such gain or loss, realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions), or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized as a result of changes in accounting principles or the application thereof to such Person.

         1.55 "NNC" shall mean Northcoast News Corp., a Delaware corporation.

         1.56 "Obligations" shall mean any and all Revolving Loans, the Term Loan, and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender and/or its affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under or in connection with this Agreement or that certain Guaranty, of even date herewith, by Borrower in favor of Lender with respect to the obligations of IPD under the IPD Loan Agreement, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

         1.57 "Obligor" shall mean any of IPD, UCS or any other guarantor, endorser, acceptor, surety or other Person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

         1.58 "Participant" shall mean any person which at any time participates with Lender in respect of the Loans or other Obligations or any portion thereof.

         1.59 "Payment Account" shall have the meaning set forth in Section 6.3 hereof.

         1.60 "PDSI" shall mean Publisher Distribution Services, Inc., a Nevada corporation.

         1.61 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

         1.62 "PNC" shall mean Premier News Corp., a Delaware corporation.

         1.63 "PIDS" shall mean Pennsylvania International Distribution Services, Inc., a Nevada corporation.

         1.64 "PNLLC" shall mean Primary News, LLC, a Nevada limited liability company.

         1.65 "Prime Rate" shall mean the rate from time to time publicly announced by First Union National Bank, or its successors, from time to time as its prime rate, whether or not such announced rate is the best rate available at such bank.

         1.66 "Prime Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

         1.67 "Provision for Taxes" shall mean, with respect to any Person, for any period, an amount equal to all taxes imposed on or measured by net income, whether Federal, State or local, and whether foreign or domestic, that are paid or payable by such Person and its Subsidiaries in respect of such period on a consolidated basis in accordance with GAAP.

         1.68 "PSI" shall mean Publishers Services, Inc., a Nevada corporation.

         1.69 "Purchase Agreements" shall mean, individually and collectively, the Stock Purchase Agreement, dated as of August 18, 2000, between DAC and Seller and the supplement thereto dated the date hereof, a copy of which shall be delivered to Lender prior to the making of the initial Loans and all other agreements of transfer as are referred to therein, all side letters with respect thereto, and all agreements, documents and instruments executed and/or delivered in connection therewith, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.70 "Purchased Stock" shall mean, collectively, all of the issued and outstanding shares of common stock of each of Data Systems USA, a Nevada corporation, Eastern Distribution Services, Inc., a Nevada corporation, Western Distribution Services, Inc., a Nevada corporation, Northwest Distribution Services, Inc., a Nevada corporation, Publisher Distribution Services, Inc., a Nevada corporation, Publishers Services, Inc., a Nevada corporation, Superior Leasing, Inc., a Nevada corporation, and Universal Circulation Services, Inc., a California corporation.

         1.71 "RDA Claims" shall mean all Retail Display Allowances (but no other amounts) due and payable to IPD from publishers for sales of such publisher's magazines by IPD along with all Retail Display Allowances accrued by IPD, but not yet claimed from publishers, so long as such Retail Display Allowances are being financed by Source pursuant to the Source Financing Documents.

         1.72 "RDA Financing" shall mean the acquisition by Source of the RDA Claims pursuant to the Source Financing Documents.

         1.73 "Records" shall mean all of Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

         1.74 "Reference Bank" shall mean First Union National Bank, or such other bank as Lender may from time to time designate.

         1.75 "Renewal Date" shall have the meaning set forth in Section 12.1(a) hereof.

         1.76 "Retail Display Allowances" shall mean amounts paid in respect of promotional activities, due from Borrower's publishers to Borrower's customers or retailers, for which Borrower has acted as an intermediary.

         1.77 "Revolving Loans" shall mean the loans now or hereafter made by Lender to or for the benefit of Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

         1.78 "RJR" shall mean RJR Marketing, Inc., a Delaware corporation.

         1.79 "Seller" shall mean Yaqui Investments Limited, a company organized under the laws of the British Virgin Islands, and its successors and assigns.

         1.80 "Seller Guaranty" shall mean that certain Guaranty and Security Agreement, of even date herewith, by Borrower in favor of Seller with respect to payment of the Seller Notes.

         1.81 "Seller Notes" shall mean those certain promissory notes, dated the date hereof, issued by DAC to Seller, in the aggregate principal amount of Four Million Dollars ($4,000,000), as the same may be assigned or transferred. "Seller Note" shall refer to any one of the Seller Notes.

         1.82 "SLI" shall mean Superior Leasing, Inc., a Nevada corporation.

         1.83 "Slotting Contracts" shall mean any and all agreements pursuant to which Borrower agrees or may be obligated to pay a "slotting" or similar fee to any Person in return for reserving space on the premises of such Person for the display or sale of Inventory sold to such Person.

         1.84 "SMI" shall mean Suncoast Magazine, Inc., a Florida corporation.

         1.85 "SMS" shall mean Superior Media Services, LLC, a Nevada limited liability company.

         1.86 "Source" shall mean The Source Information Management Company.

         1.87 "Source Financing Documents" shall mean the Investment and Services Agreement dated October 31, 2000, as amended by Amendment No. 1 thereto, dated the date hereof, a copy of which shall be delivered to Lender prior to the making of the initial Loans, the License Agreement dated October 31, 2000 and the Payment Agreement dated October 31, 2000, each between Source and DAC, and the Source Note and the Assumption Agreement dated as of the date hereof between Source and IPD.

         1.88 "Source Note" shall mean the Convertible Note, dated the date hereof, issued by DAC to Source in the principal amount of $4,170,000.

         1.89 "Subordination Agreement" shall mean that certain Subordination Agreement, of even date herewith, by and between Seller and Lender.

         1.90 "Subsidiary" shall mean, with respect to any Person, any corporation, limited or general partnership, limited liability company, trust, association or other business entity of which more than fifty percent (50%) of the voting stock or other voting equity interests (in the case of a business entity other than a corporation) is owned or controlled directly or indirectly by such Person, or one or more Subsidiaries of such Person, or a combination thereof.

         1.91 "Tangible Net Worth" shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to: (a) the difference between: (i) the aggregate net book value of all assets of such Person and its subsidiaries, calculating the book value of inventory for this purpose on a first-in-first-out basis, after excluding from such assets all goodwill and other assets deemed intangible under GAAP, and after deducting from such book values all appropriate reserves in accordance with GAAP (including the Book Reserve for Returns and any other reserves for doubtful receivables, obsolescence, depreciation or amortization) and (ii) the aggregate amount of the indebtedness and other liabilities of such Person and its subsidiaries (including tax and other proper accruals) plus (b) indebtedness of such Person and its subsidiaries which is subordinated in right of payment to the full and final payment of all of the Obligations on terms and conditions acceptable to Lender.

         1.92 "Term Loan" shall mean the term loan made by Lender to Borrower as provided in Section 2.2 hereof.

         1.93 "Term Note" shall have the meaning set forth in Section 2.2 hereof.

         1.94 "UCS" shall mean Universal Circulation Services, Inc., a California corporation.

         1.95 "UCS Guaranty" shall mean that certain Guaranty and Security Agreement, of even date herewith, executed and delivered by UCS in favor of Lender.

         1.96 "Waldenbooks" shall mean Waldenbooks, Inc. and its Subsidiaries.

         1.97 "WDS" shall mean Western Distribution Services, Inc., a Nevada corporation.

SECTION 2.        CREDIT FACILITIES.

         2.1 Revolving Loans.

                  (a) Subject to, and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to:

                           (i) the lesser of (A) sixty percent (60%) of the Net
Amount of Eligible Accounts or (B) cash collections on Borrower's Accounts for the immediately preceding forty-five (45) day period, minus

                           (ii) any Availability Reserves;

provided, however, that no more than Two Million Dollars ($2,000,000), in the aggregate when calculated together with any amounts advanced to IPD pursuant to the IPD Loan Agreement, may be advanced against otherwise Eligible Accounts owed by Borders, Waldenbooks or Lowes which are unpaid more than one hundred twenty (120) days but less than one hundred fifty (150) days after the date of the original invoice therefor (the "BWL Sublimit"); and provided further, that the amount of the BWL Sublimit shall be permanently reduced by Four Hundred Thousand Dollars ($400,000) each month beginning one (1) month after the date hereof (the date on which the BWL Sublimit shall have been reduced to zero referred to herein as the "BWL Sublimit Expiration Date").

                  (b) Except in Lender's discretion, the aggregate amount of the Loans and other Obligations outstanding at any time shall not exceed the Maximum Credit. In the event that the aggregate amount of the outstanding Loans and other Obligations (exclusive of the Term Loan and interest due with respect thereto) exceeds either the amounts available under the lending formula set forth in Section 2.1(a) hereof or the Maximum Credit, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

         2.2 Term Loan. Lender is making a Term Loan to Borrower in the original principal amount of One Million Dollars ($1,000,000). The Term Loan is (a) evidenced by a Term Promissory Note in such original principal amount duly executed and delivered by Borrower to Lender concurrently herewith (the "Term Note"); (b) to be repaid, together with interest and other amounts, in accordance with this Agreement, the Term Note, and the other Financing Agreements and (c) secured by all of the Collateral.

SECTION 3.        INTEREST AND FEES.

         3.1 Interest.

                  (a) Borrower shall pay to Lender interest on the outstanding principal amount of the Loans, and on all other non-contingent Obligations from the due date thereof, at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination or non-renewal hereof shall be payable on demand.

                  (b) Borrower may from time to time request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrower shall specify the amount of the Prime Rate Loans which will constitute Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Lender of such a request from Borrower, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Event of Default, or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing, (ii) no party hereto shall have sent any notice of termination or non-renewal of this Agreement, (iii) Borrower shall have complied with such customary procedures as are established by Lender and specified by Lender to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans, (iv) no more than an aggregate of four (4) Interest Periods for both Borrower and IPD may be in effect at any one time, (v) the aggregate amount, inclusive of all such borrowings by Borrower and IPD, of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (vi) the maximum amount of the Eurodollar Rate Loans at any time requested by Borrower shall not exceed the amount, aggregate of amounts requested by IPD, equal to eighty (80%) percent of the lowest principal amount of the Loans which it is anticipated will be outstanding during the applicable Interest Period, in each case as determined by Lender (but with no obligation of Lender to make such Loans) and (vii) Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Lender through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower. Any request by Borrower to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

                  (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Lender has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Lender's option, upon notice by Lender to Borrower, convert to Prime Rate Loans in the event that (i) an Event of Default or event which, with the notice or passage of time, or both, would constitute an Event of Default, shall exist, (ii) this Agreement shall terminate or not be renewed, or (iii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to Eurodollar Rate Loans or existing Eurodollar Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed either (A) the aggregate principal amount of the Loans then outstanding, or (B) the sum of the then outstanding principal amount of the Term Loan plus the Revolving Loans then available to Borrower under Section 2.1 hereof. Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

                  (d) Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

         3.2 Closing Fee. Borrower shall pay to Lender as a closing fee (inclusive of any commitment fees paid to Lender by Borrower and IPD) an aggregate amount for both Borrower and IPD of Two Hundred Seventeen Thousand Five Hundred Dollars ($217,500), which fee shall be fully earned as of and payable on the date hereof.

         3.3 Loan Servicing Fee. Borrower shall pay to Lender a monthly loan servicing and audit fee in an aggregate amount for both Borrower and IPD equal to Three Thousand Dollars ($3,000), plus out-of-pocket costs and expenses, in respect of Lender's services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Loans and non-contingent Obligations are outstanding, which fee shall be fully earned as of the date hereof and on each monthly anniversary hereafter, such loan servicing fee to be payable in advance, with the first such monthly payment payable on the date hereof and on the first day of each month hereafter.

         3.4 Compensation Adjustment.

                  (a) If after the date of this Agreement the introduction of, or any change in, any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or compliance by Lender or any Participant therewith:

                           (i) subjects Lender to any tax, duty, charge or
withholding on or from payments due from Borrower (excluding franchise taxes imposed upon, and taxation of the overall net income of, Lender or any Participant), or changes the basis of taxation of payments, in either case in respect of amounts due it hereunder, or

                           (ii) imposes or increases or deems applicable any
reserve requirement or other reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Lender or any Participant, other than any reserve to the extent that provision therefor is made in the computation of the Adjusted Eurodollar Rate, or

                           (iii) imposes any other condition the result of which
is to increase the cost to Lender or any Participant of making, funding or maintaining the Loans or reduces any amount receivable by Lender or any Participant in connection with the Loans or requires Lender or any Participant to make payment calculated by references to the amount of loans held or interest received by it, by an amount deemed material by Lender or any Participant, or

                           (iv) imposes or increases any capital requirement or
affects the amount of capital required or expected to be maintained by Lender or any Participant or any corporation controlling Lender or any Participant, and Lender or any Participant determines that such imposition or increase in capital requirements or increase in the amount of capital expected to be maintained is based upon the existence of this Agreement or the Loans hereunder, all of which may be determined by Lender's reasonable allocation of the aggregate of its impositions or increases in capital required or expected to be maintained, and the result of any of the foregoing is to increase the cost to Lender or any Participant of making, renewing or maintaining the Loans or to reduce the rate of return to Lender or any Participant on the Loans, then (i) Lender will give Borrower notice of any such event promptly after Lender acquires knowledge thereof and (ii) upon demand by Lender, Borrower shall pay to Lender, and continue to make periodic payments to Lender or any Participant, such additional amounts as may be necessary to compensate Lender or any Participant for any such additional cost incurred or reduced rate of return realized.

                  (b) A certificate of Lender claiming entitlement to compensation as set forth above will be conclusive in the absence of manifest error. Such certificate will set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid and the compensation and the method by which such amounts were determined. In determining any additional amounts due from Borrower under this Section 3.4, Lender shall act reasonably and in good faith and will, to the extent that the increased costs, reductions, or amounts received or receivable relate to the Lender's or a Participant's loans or commitments generally and are not specifically attributable to the Loans and commitments hereunder, use averaging and attribution methods which are reasonable and equitable and which cover all such loans and commitments by the Lender or such Participant, as the case may be, whether or not the loan documentation for such other loans and commitments permits the Lender or such Participant to receive compensation costs of the type described in this Section 3.4.

         3.5 Changes in Laws and Increased Costs of Loans.

                  (a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Lender to Borrower, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for Lender, Reference Bank or any participant to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, or (B) shall result in the increase in the costs to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans by an amount deemed by Lender to be material, or (C) reduce the amounts received or receivable by Lender in respect thereof, by an amount deemed by Lender to be material or (ii) the cost to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Lender to be material. Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Lender setting forth the basis for the determination of such amount necessary to compensate Lender as aforesaid shall be delivered to Borrower and shall be conclusive, absent manifest error.

                  (b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.4 or any other payments made with the proceeds of Collateral, Borrower shall pay to Lender upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.

         3.6 Mandatory Prepayment of Term Loan. In addition to the payments of principal required under the Term Note, Borrower shall be obligated to prepay the outstanding principal balance of the Term Loan, such payments being applied in inverse order of maturity to the principal payments due under the Term Note, in an amount equal to twenty-five percent (25%) of the Excess Cash Flow of Borrower (as reflected in the annual audited financial statements of Borrower, in form and substance satisfactory to Lender), measured at the end of each fiscal year of Borrower. Each such prepayment of principal shall be due within ten (10) days of the receipt by Lender of Borrower's annual audited financial statements, such payments to commence with respect to Borrower's fiscal year ended December, 2001.

SECTION 4.        CONDITIONS PRECEDENT AND SUBSEQUENT.

         4.1 Conditions Precedent to Initial Loans. Each of the following is a condition precedent to Lender making the initial Loans hereunder:

                  (a) Lender shall have received, in form and substance satisfactory to Lender, all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination of any interest in and to any assets and properties of Borrower duly authorized, executed and delivered, including, but not limited to, UCC termination statements for all UCC financing statements and Lender shall have satisfied itself that it has valid, perfected and first priority security interests in and liens upon the Collateral and any other property which is intended as security for the Obligations, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

                  (b) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities;

                  (c) no material adverse change shall have occurred in the assets, business or prospects of Borrower since the date of Lender's latest field examination and no change or event shall have occurred which would impair the ability of Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral;

                  (d) Lender shall have completed a field review of the Records and of such other financial information, projections, budgets, business plans, cash flows as Lender shall reasonably request from time to time, including, but not limited to, current agings of receivables, current perpetual inventory records and/or rollforwards of Accounts and Inventory through the date of closing, together with supporting documentation, including documentation with respect to Inventory in-transit, goods in bonded warehouses or at other third-party locations, that will enable Lender to accurately identify and verify the Inventory at or before the date hereof in a manner satisfactory to Lender, the results of which shall be satisfactory to Lender;

                  (e) Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, agreements regarding customer rebates and customer discounts, agreements regarding slotting fees, agreements with major customers of Borrower, acknowledgments by mortgagees of Lender's security interests in the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements permitting Lender access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral;

                  (f) Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee;

                  (g) Lender shall have received, in form and substance satisfactory to Lender, such opinion letters of counsel to Borrower with respect to the Purchase Agreement, the Financing Agreements, the security interests and liens of Lender with respect to the Collateral and such other matters as Lender may request;

                  (h) Aggregate Excess Availability as determined by Lender as of the date hereof, shall be not less than Three Million Dollars ($3,000,000) after giving effect to the initial Loans made or to be made hereunder, the initial Loans (as defined under the IPD Loan Agreement) and the payment of all fees and expenses payable upon the consummation of the initial transactions contemplated by this Agreement and the IPD Loan Agreement;

                  (i) Lender shall have received, in form and substance satisfactory to Lender and its counsel, the assignment of all of Borrower's rights in registered patents, trademarks, service marks and copyrights, as Collateral hereunder, on Lender's standard forms of Collateral Assignments;

                  (j) Lender shall have received, in form and substance satisfactory to Lender, an executed copy of a Blocked Account agreement, pursuant to Section 6.3(a) hereof, among Lender, Borrower and Fleet National Bank, N.A.;

                  (k) Lender shall have received the IPD Guaranty and the UCS Guaranty, each in form and substance satisfactory to Lender;

                  (l) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender;

                  (m) Lender shall have received, in form and substance satisfactory to Lender, evidence that (i) the Purchase Agreements have been duly executed and delivered by and to the appropriate parties thereto, (ii) the transactions contemplated under the terms of the Purchase Agreements have been consummated prior to or contemporaneously with the execution of this Agreement and (iii) provisions have been incorporated into the Purchase Agreements which provide that any sums refunded or otherwise returned by Seller to Borrower or any Affiliate, whether from an escrow agent or otherwise, shall be wired directly to Lender;

                  (n) Lender shall have received, copies of all Slotting Contracts and performed a review thereof, the results of which shall be satisfactory to Lender;

                  (o) Lender shall have received, in form and substance satisfactory to Lender, the Subordination Agreement executed by Seller and any other holders of a security interest in Borrower's assets shall have terminated such security interests or have executed intercreditor and subordination agreements for the benefit of Lender, in form and substance satisfactory to Lender;

                  (p) Lender shall have received, in form and substance satisfactory to Lender, a consolidated and consolidating pro-forma balance sheet of Borrower reflecting the initial transactions contemplated hereunder, including, but not limited to, (i) the consummation of the acquisition of the Purchased Stock by DAC from Seller and the other transactions contemplated by the Purchase Agreements and (ii) the Loans provided by Lender to Borrower on the date hereof and the use of the proceeds of the initial Loans as provided herein, accompanied by a certificate, dated of even date herewith, of the chief financial officer of Borrower, stating that such pro-forma balance sheet represents the reasonable, good faith opinion of such officer as to the subject matter thereof as of the date of such certificate;

                  (q) Lender shall have received, in form and substance satisfactory to Lender, evidence that Borrower and IPD have collectively received net cash proceeds from cash equity capital contributions or loans (provided that such debt is subordinated to the interests of Lender in a manner satisfactory to Lender) to Borrower and/or IPD of not less than Seven Million Dollars ($7,000,000), exclusive of any contributions from RDA Financing, and such proceeds have been applied to part of the cash portion of the purchase price of the Purchased Stock payable pursuant to the Purchase Agreements;

                  (r) Lender shall have received, in form and substance satisfactory to Lender, the agreement of Seller consenting to the collateral assignment by Borrower or any Obligor to Lender of all of Borrower's and such Obligor's rights and remedies and claims for damages and other relief under the Purchase Agreements and granting Lender such other rights as Lender may require, duly authorized, executed and delivered by Seller;

                  (s) the period for review of the transactions contemplated by the Purchase Agreements shall have expired without the taking of any actions adverse to such transactions by the United States Department of Justice and each representation and warranty contained in Section 8.13(b) hereof shall be true and correct;

                  (t) Lender shall have received a copy of the Lease for the facility located at 674 Via de la Valle in Solana Beach, California between UCS as Lessee and Paclantic Properties, LLC as Lessor;

                  (u) Lender shall have received, the IPD Loan Agreement, in form and substance satisfactory to Lender;

                  (v) each condition precedent contained in the IPD Loan Agreement shall have been fulfilled to Lender's satisfaction;

                  (w) Lender shall have received an opinion letter from Houlihan Lokey Howard & Zukin with respect to Borrower's solvency and such other matters as Lender may request, in form and substance satisfactory to Lender in its sole discretion;

                  (x) Lender shall have received from Borrower copies of all financial statements, balance sheets, cash flow projections or other such information of Borrower or its Affiliates provided to Houlihan Lokey Howard & Zukin for purposes of or in connection with such opinion together with a letter from Borrower's Chief Financial Officer, in form and substance satisfactory to Lender, representing and warranting as to the truth and accuracy of all information contained therein;

                  (y) each IPD Affiliate, except for UCS, shall have agreed to merge into IPD and the executed merger agreement(s) therefor delivered to Lender;

                  (z) Lender shall have received, in form and substance satisfactory to Lender, a certificate as to the solvency of Borrower executed by Borrower's Chief Financial Officer; and

                  (aa) Lender shall have received copies of all licensing agreements, along with any related documents or agreements, pursuant to which Borrower or any of its Affiliates licenses software for use in conducting its business.

         4.2 Conditions Precedent to All Loans. Each of the following is an additional condition precedent to Lender making Loans to Borrower, including the initial Loans and any future Loans:

                  (a) all representations and warranties contained herein, in the IPD Loan Agreement and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan and after giving effect thereto; and

                  (b) no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan and after giving effect thereto.

         4.3 Conditions Subsequent. Each of the following is a condition subsequent to Lender making Loans to Borrower and the failure to satisfy such conditions shall be deemed an Event of Default hereunder:

                  (a) Within ten (10) days of the date hereof, IPD shall deliver or cause to be delivered proof satisfactory to Lender of the merger of each IPD Affiliate, except for UCS, into IPD;

                  (b) Within thirty (30) days of the date hereof, IPD shall deliver or cause to be delivered to Lender certificates of merger for IPD in each state in which IPD's business activities require it to be qualified to do business along with "good standing" certificates in the name of IPD from the secretary of each such state after giving effect to the mergers described in
Section 4.1(y);

                  (c) Within sixty (60) days of the date hereof, Borrower shall deliver or cause to be delivered to Lender a Landlord Agreement, substantially in the form of Exhibit C hereto, but in any case, in form and substance satisfactory to Lender, for each leased location of Borrower and all Obligors;

                  (d) Within sixty (60) days of the date hereof, Borrower shall deliver or cause to be delivered to Lender a Bailee Agreement, substantially in the form of Exhibit D hereto, but in any case, in form and substance satisfactory to Lender, executed by each warehouseman, processor, freight forwarder or other such third party who is or may from time to time be in possession of the Collateral; and

                  (e) Within sixty (60) days of the date hereof, Borrower shall deliver or cause to be delivered to Lender a Licensor Agreement, substantially in the form of Exhibit E hereto, but in any case, in form and substance satisfactory to Lender, with respect to each software licensing agreement for which Lender shall request such a Licensor Agreement.

SECTION 5.        GRANT OF SECURITY INTEREST.

         To secure payment and performance of all Obligations, Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, the following property and interests in property of Borrower, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"):

         5.1 all Accounts and other indebtedness owed to Borrower, other than RDA Claims;

         5.2 all present and future contract rights, general intangibles (including, but not limited to, tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, documents, instruments, securities, investment property, letters of credit, proceeds of letters of credit, bankers' acceptances and guaranties;

         5.3 all present and future monies, securities, credit balances, deposits, deposit accounts and other property of Borrower now or hereafter held or received by or in transit to Lender or its affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including, without limitation, (a) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (c) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, and (d) deposits by and property of account debtors or other persons securing the obligations of account debtors;

         5.4 all Inventory;

         5.5 all Equipment;

         5.6 all Records; and

         5.7 all products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and any claims against third parties for loss or damage to or destruction of any or all of the foregoing.

SECTION 6.        COLLECTION AND ADMINISTRATION.

         6.1 Borrower's Loan Account. Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans and all other Obligations, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

         6.2 Statements. Lender shall render to Borrower each month a statement setting forth the balance in Borrower's loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

         6.3 Collection of Accounts.

                  (a) Borrower shall establish and maintain, at its expense, a blocked account or lockboxes and related blocked accounts (in either case, each a "Blocked Account" and collectively the "Blocked Accounts"), as Lender may specify, with such bank or banks as are acceptable to Lender into which Borrower shall promptly deposit and direct its account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Each bank at which a Blocked Account is established shall enter into an agreement, in form and substance satisfactory to Lender, providing (unless otherwise agreed to by Lender) that all items received or deposited in such Blocked Account are the Collateral of Lender, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into such Blocked Account to such bank account of Lender as Lender may from time to time designate for such purpose (the "Payment Account"). Borrower agrees that all amounts deposited in the Blocked Account(s) or other funds received and collected by Lender, whether as proceeds of Inventory, the collection of Accounts or other Collateral or otherwise shall be the Collateral of Lender.

                  (b) For purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Lender in the Payment Account, or two
(2) Business Days following the date of receipt of funds that are not immediately available to Lender in the Payment Account, as applicable. For purposes of calculating the amount of the Revolving Loans available to Borrower such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lender in the Payment Account, if such payments are received within sufficient time (in accordance with Lender's usual and customary practices as in effect from time to time) to credit Borrower's loan account on such day, and if not, then on the next Business Day. If no monetary obligations by Borrower are outstanding on any day, Borrower shall pay interest at the applicable rate set forth in Section 3.13.1(a) on the amount of any payments or other funds that are received by Lender (irrespective of the characterization of whether receipts are owned by Lender or Borrower) for such day.

                  (c) Borrower and all of its Affiliates, Subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, cash, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or from sales of Inventory or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall any such monies, checks, notes, drafts or other payments be commingled with Borrower's own funds. Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender's payments to or indemnification of such bank or person, unless such payment or indemnification obligation of Lender was a result of Lender's gross negligence or willful misconduct. The obligation of Borrower to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

         6.4 Payments. All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Lender may designate from time to time. Lender may apply payments received or collected from Borrower or for the account of Borrower (including, without limitation, the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations as may be due and owing under the terms of this Agreement. At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

         6.5 Authorization to Make Loans. Lender is authorized to make the Loans based upon telephonic or other instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans hereunder shall specify the date on which the requested advance is to be made (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 10:30 a.m. (Los Angeles time) on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

         6.6 Use of Proceeds. Borrower shall use the initial proceeds of the Loans provided by Lender to Borrower hereunder only for: (a) the acquisition of the Purchased Stock, (b) payments to each of the Persons listed in the disbursement direction letter furnished by Borrower to Lender on or about the date hereof, and (c) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made by Lender to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

SECTION 7.        COLLATERAL REPORTING AND COVENANTS.

         7.1 Collateral Reporting. Borrower shall provide Lender with the following documents in a form satisfactory to Lender: (a) on a regular basis as required by Lender, proof to the satisfaction of Lender, of the timely payment of all fees, allowances, rebates or other payments required to be made by Borrower under any Slotting Contract; (b) on a weekly basis, on the third Business Day of each week (i) a schedule of Accounts, sales made, credits issued and cash received, including copies of any statements related to the foregoing rendered to customers for such period, and (ii) a report of credits for returns for the prior week, stated in dollars and as a percentage of gross sales for such period; (c) on a monthly basis, on or before the tenth (10th) Business Day of such month for the immediately preceding month or more frequently as Lender may request, (i) agings of accounts payable, lease payables, slotting fees payable and other payables, (ii) reports of customer rebates and customer discounts and (iii) agings of Accounts (net of the month's returns and allowances on a basis consistent with historical practices); (d) upon Lender's request, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower; (e) as frequently as required to keep Lender promptly informed, a report of all new Slotting Contracts proposed to be entered into by Borrower, which reports must be rendered ten (10) Business Days prior to the entering of any such Slotting Contracts by Borrower; (f) as frequently as required to keep Lender promptly informed, a report of the assertion of all claims, offsets, defenses or counterclaims by any account debtor, and all disputes with account debtors, or any settlement, adjustment or compromise thereof; and (g) such other reports as to the Collateral or other property which is security for the Obligations as Lender shall reasonably request from time to time. If any of Borrower's records or reports of the Collateral or other property which is security for the Obligations are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

         7.2 Accounts Covenants.

                  (a) Borrower shall notify Lender promptly of: (i) all material adverse information relating to the financial condition of any account debtor and (ii) any event or circumstance which, to Borrower's knowledge would cause Lender to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except in the ordinary course of Borrower's business in accordance with its most recent past practices and policies. So long as no Event of Default exists or has occurred and is continuing, Borrower may settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor in the ordinary course of Borrower's business in accordance with its most recent past practices and policies. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

                  (b) With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be made thereon except payments delivered to Lender pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed to Lender, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable State or Federal laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

                  (c) Lender shall have the right at any time or times, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

                  (d) Borrower shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments which Borrower now owns or may at any time acquire immediately upon Borrower's receipt thereof, except as Lender may otherwise agree.

                  (e) Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors that the Accounts have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all account debtors to make payments of Accounts directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof or for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor shall state that the Accounts due from such account debtor and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

         7.3 Inventory Covenants. With respect to the Inventory:

                  (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower's cost therefor and monthly withdrawals therefrom and additions thereto;

                  (b) Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto);

                  (c) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory;

                  (d) Borrower shall keep the Inventory in good and marketable condition; and

                  (e) Borrower shall not, without prior written notice to Lender, acquire or accept any Inventory on consignment or approval.

         7.4 Equipment Covenants. With respect to the Equipment:

                  (a) upon Lender's request, Borrower shall, at its expense, at any time or times as Lender may request during the continuance of an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Equipment in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender;

                  (b) Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted);

                  (c) Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws;

                  (d) the Equipment is and shall be used in Borrower's business and not for personal, family, household or farming use, except that vehicles may be used for personal as well as business purposes in accordance with Borrower's normal practices;

                  (e) Borrower shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Borrower or to move Equipment directly from one such location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrower in the ordinary course of business;

                  (f) the Equipment is now and shall remain personal property and Borrower shall not permit any of the Equipment to be or become a part of or affixed to real property; and

                  (g) Borrower assumes all responsibility and liability arising from the use of the Equipment.

         7.5 Power of Attorney. Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as Borrower's true and lawful attorney-in-fact, and authorizes Lender, in Borrower's or Lender's name, to:

                  (a) at any time an Event of Default or event with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing:

                           (i) demand payment on Accounts or other proceeds of
Inventory or other Collateral;

                           (ii) enforce payment of Accounts or other Obligations
included in the Collateral by legal proceedings or otherwise;

                           (iii) exercise all of Borrower's rights and remedies
to collect any Account or other proceeds of Inventory or other Collateral;

                           (iv) sell or assign any Account upon such terms, for
such amount and at such time or times as the Lender deems advisable;

                           (v) settle, adjust, compromise, extend or renew an
Account;

                           (vi) discharge and release any Account or other
Obligations included in the Collateral;

                           (vii) prepare, file and sign Borrower's name on any
proof of claim in bankruptcy or other similar document against an account debtor;

                           (viii) notify the post office authorities to change
the address for delivery of Borrower's mail to an address designated by Lender, and open and dispose of all mail addressed to Borrower; and

                           (ix) do all acts and things which are necessary, in
Lender's determination, to fulfill Borrower's obligations under this Agreement and the other Financing Agreements; and

                  (b) at any time, subject to the terms of the agreement(s) relating to the Blocked Account(s) to:

                           (i) take control in any manner of any item of payment
or proceeds thereof;

                           (ii) have access to any lockbox or postal box into
which Borrower's mail is deposited;

                           (iii) endorse Borrower's name upon any items of
payment or proceeds thereof and deposit the same in the Lender's account for application to the Obligations;

                           (iv) endorse Borrower's name upon any chattel paper,
document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral;

                           (v) sign Borrower's name on any verification of
Accounts and notices thereof to account debtors; and

                           (vi) execute in Borrower's name and file any UCC
financing statements or amendments thereto.

Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any lawful act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender's own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

         7.6 Right to Cure. Lender may, at its option, (a) cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in Lender's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge Borrower's account therefor, such amounts to be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Lender under this Section
7.6 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

         7.7 Access to Premises. From time to time as requested by Lender, at the cost and expense of Borrower, (a) Lender or its designee shall have complete access to all of Borrower's premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's books and records, including, without limitation, the Records, and (b) Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c) use during normal business hours such of Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.

SECTION 8.        REPRESENTATIONS AND WARRANTIES.

         Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans by Lender to
Borrower:

         8.1 Corporate Existence, Power and Authority; Subsidiaries. Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on Borrower's financial condition, results of operation or business or the rights of Lender in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within Borrower's corporate powers, have been duly authorized and are not in contravention of law or the terms of Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms. Borrower does not have any Subsidiaries except as set forth on the Information Certificate.

         8.2 Financial Statements; No Material Adverse Change. All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Lender have been prepared in accordance with GAAP, are true and correct in all material respects, and fairly present the financial condition and the results of operations of Borrower as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrower to Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Borrower, since the date of the most recent audited financial statements furnished by Borrower to Lender prior to the date of this Agreement.

         8.3 Chief Executive Office; Collateral Locations. The chief executive office of Borrower and Borrower's Records concerning Accounts are located only at the address set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of Borrower to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof and, to the best of Borrower's knowledge, the holders of any mortgages on such locations.

         8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof. Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender and such others as are specifically listed on
Schedule 8.4 hereto or permitted under Section 9.8 hereof.

         8.5 Tax Returns. Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lender). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

         8.6 Litigation. Except as set forth on the Information Certificate, there is no present investigation by any governmental agency pending, or to the best of Borrower's knowledge threatened, against or affecting Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which could reasonably be expected to result in any material adverse change in the assets, business or prospects of Borrower or would impair the ability of Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce any Obligations or realize upon any Collateral.

         8.7 Compliance with Other Agreements and Applicable Laws. Borrower is not in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority.

         8.8 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrower maintained at any bank or other financial institution are set forth on Schedule 8.8 hereto, subject to the right of Borrower to establish new accounts in accordance with Section 9.13 below.

         8.9 Environmental Compliance.

                  (a) Except as set forth on Schedule 8.9 hereto, Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of Borrower comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

                  (b) Except as set forth on Schedule 8.9 hereto, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other person nor is any pending or to the best of Borrower's knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects Borrower or its business, operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials.

                  (c) Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

                  (d) Borrower has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of Borrower under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

         8.10 Employee Benefits.

                  (a) Borrower has not engaged in any transaction in connection with which Borrower or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by
Section 4975 of the Code, including any accumulated funding deficiency described in Section 8.10(c) hereof and any deficiency with respect to vested accrued benefits described in Section 8.10(d) hereof.

                  (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by Borrower to be incurred with respect to any employee pension benefit plan of Borrower or any of its ERISA Affiliates. There has been no reportable event (within the meaning of Section 4043(b) of ERISA) or any other event or condition with respect to any employee pension benefit plan of Borrower or any of its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

                  (c) Full payment has been made of all amounts which Borrower or any of its ERISA Affiliates is required under Section 302 of ERISA and
Section 412 of the Code to have paid under the terms of each employee pension benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any employee pension benefit plan, including any penalty or tax described in Section 8.10(a) hereof and any deficiency with respect to vested accrued benefits described in Section 8.10(c) hereof.

                  (d) The current value of all vested accrued benefits under all employee pension benefit plans maintained by Borrower that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 8.10(a) hereof and any accumulated funding deficiency described in Section 8.10(c) hereof. The terms "current value" and "accrued benefit" have the meanings specified in ERISA.

                  (e) Neither Borrower nor any of its ERISA Affiliates is or has ever been obligated to contribute to any "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA.

         8.11 Accuracy and Completeness of Information. All information furnished by or on behalf of Borrower in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including, without limitation, all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business, assets or prospects of Borrower, which has not been fully and accurately disclosed to Lender in writing.

         8.12 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender, and to be true and correct in all material respects, on the date of each additional borrowing hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.

         8.13 Acquisition of Purchased Stock.

                  (a) The Purchase Agreements and the transactions contemplated thereunder have been duly executed, delivered and performed in accordance with their terms by the respective parties thereto in all respects, including the fulfillment (not merely the waiver, except for extension of the time for closing or as otherwise may be disclosed to Lender and consented to in writing by Lender) of all conditions precedent set forth therein and giving effect to the terms of the Purchase Agreements and the assignments to be executed and delivered by Seller thereunder, Borrower acquired and has good and marketable title to the Purchased Stock, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Lender.

                  (b) All actions and proceedings required by the Purchase Agreements, applicable law or regulation (including, but not limited to, compliance with the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended) have been taken and the transactions required thereunder have been duly and validly taken and consummated.

                  (c) No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions described in the Purchase Agreements and no governmental or other action or proceeding has been threatened or commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Purchase Agreements.

                  (d) Borrower has delivered, or caused to be delivered, to Lender true, correct and complete copies of the Purchase Agreements.

         8.14 Capitalization.

                  (a) All of the issued and outstanding shares of capital stock of Borrower are directly (or indirectly through a wholly-owned Subsidiary) and beneficially owned and held by DAC and all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Lender.

                  (b) Borrower is solvent and will continue to be solvent after the creation of the Obligations, the security interests of Lender and the other transactions contemplated hereunder, is able to pay its debts as they mature and has (and has reason to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business and all businesses in which it is about to engage. The assets and properties of Borrower at a fair valuation and at their present fair salable value are, and will be, greater than the indebtedness of Borrower, and including subordinated and contingent liabilities computed at the amount which, to the best of Borrower's knowledge, represents an amount which can reasonably be expected to become an actual or matured liability.

                  (c) Borrower and IPD have collectively received, on or before the date hereof, cash equity capital contributions, issuances (which may include the issuance of convertible debt) or loans (provided such loans are subordinated to the interests of Lender in a manner satisfactory to Lender) in an amount not less than Seven Million Dollars ($7,000,000), exclusive of any contributions from RDA Financing, and the proceeds of the foregoing have been applied, contemporaneously herewith, to part of the cash portion of the purchase price for the Purchased Stock.

SECTION 9.        AFFIRMATIVE AND NEGATIVE COVENANTS.

         9.1 Maintenance of Existence. Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, trade names, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Borrower shall give Lender thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and Borrower shall deliver to Lender a copy of the amendment to the Certificate of Incorporation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of Borrower as soon as it is available.

         9.2 New Collateral Locations. Borrower may open any new location within the continental United States provided Borrower: (a) gives Lender thirty (30) days prior written notice of the intended opening of any such new location; and
(b) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including, without limitation, UCC financing statements and, if Borrower leases such new location, provides a favorable landlord waiver or subordination.

         9.3 Compliance with Laws, Regulations, Etc.

                  (a) Borrower shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any Federal, State or local governmental authority, including, without limitation, the Employee Retirement Security Act of 1974, as amended, the Occupational Safety and Hazard Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all of the Environmental Laws.

                  (b) Borrower shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall report to Lender on such response.

                  (c) Borrower shall give both oral and written notice to Lender immediately upon Borrower's receipt of any notice of, or Borrower's otherwise obtaining knowledge of:

                           (i) the occurrence of any event involving the
release, spill or discharge, threatened or actual, of any Hazardous Material; or

                           (ii) any investigation, proceeding, complaint, order,
directive, claims, citation or notice with respect to:

                                    (A) any non-compliance with or violation of
any Environmental Law by Borrower;

                                    (B) the release, spill or discharge,
threatened or actual, of any Hazardous Material;

                                    (C) the generation, use, storage, treatment,
transportation, manufacture, handling, production or disposal of any Hazardous Materials; or

                                    (D) any other environmental, health or
safety matter, which affects Borrower or its business, operations or assets or any properties at which Borrower transported, stored or disposed of any Hazardous Materials.

                  (d) Borrower shall indemnify and hold harmless Lender, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees and legal expenses) directly or indirectly arising out of or attributable to Borrower's use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including, without limitation, the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

         9.4 Payment of Taxes and Claims. Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

         9.5 Insurance. Borrower shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to

Lender as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of all such insurance on the Collateral shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower or any Affiliate. For all insurance proceeds payable in an amount greater than One Hundred Thousand Dollars ($100,000), at its option, Lender may apply such insurance proceeds to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations; provided, however, that if an Event of Default has occurred and is continuing, Lender shall be entitled to receive all insurance proceeds and apply such proceeds in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations.

         9.6 Financial Statements and Other Information.

                  (a) Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its Subsidiaries (if any) in accordance with GAAP and Borrower shall furnish or cause to be furnished to Lender: (i) within fifteen (15) Business Days after the end of each fiscal month, monthly unaudited financial statements, for Borrower and all Obligors and, if Borrower has any Subsidiaries (other than Obligors), within thirty (30) days after the end of each fiscal month, monthly unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and through such fiscal month and (ii) within one hundred twenty (120) days after the end of each fiscal year, audited consolidated financial statements and, if Borrower has any Subsidiaries, audited consolidating financial statements of Borrower and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and for such fiscal year, together with the opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower and its Subsidiaries as of the end of and for the fiscal year then ended.

                  (b) Borrower shall promptly notify Lender in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which would result in any material adverse change in Borrower's business, properties, assets, goodwill or condition, financial or otherwise and
(ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

                  (c) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all financial reports which Borrower sends to its stockholders generally and copies of all reports and registration statements which Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

                  (d) Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information in respect of the Collateral and the business of Borrower, as

Lender may, from time to time, reasonably request. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other government agency or to any participant or assignee or prospective participant or assignee. Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrower's expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Lender such information as they may have regarding the business of Borrower. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

                  (e) Borrower shall deliver, or cause to be delivered, to Lender, within one hundred twenty (120) days after the date hereof, an opening balance sheet of Borrower after giving effect to the transactions contemplated by this Agreement and the Purchase Agreements, together with the unqualified opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Lender, to the effect that such opening balance sheet has been prepared in accordance with GAAP and presents fairly the financial condition of Borrower as of such date.

                  (f) Borrower shall furnish to Lender on or before the tenth
(10th) day of each month, a report of the total amount of slotting fees for the preceding month, and except where paid or credited in the normal course of Borrower's business, all customer rebates and customer discounts for the preceding month.

         9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Borrower shall not, directly or indirectly, (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, except as required by Section 9.24 hereof, or (b) sell, assign, lease, transfer, abandon or otherwise dispose of any stock or indebtedness to any other Person or any of its assets to any other Person (except for (i) sales of Inventory in the ordinary course of business, (ii) the disposition of worn-out or obsolete Equipment or Equipment no longer used in the business of Borrower so long as (A) if an Event of Default exists or has occurred and is continuing, any proceeds are paid to Lender and (B) such sales do not involve Equipment having an aggregate fair market value in excess of Two Hundred Fifty Thousand Dollars ($250,000) (aggregate of any such sales of Equipment by IPD) for all such Equipment disposed of in any fiscal year of Borrower, (iii) the sale and assignment of RDA Claims pursuant to the Source Financing Documents, (iv) sales or transfers of an immaterial portion of the assets of Borrower in the ordinary course of business to another Obligor and (v) sales of stock or assets of Subsidiaries (other than Obligors) that are not material to the business of Borrower taken as a whole), or (c) form or acquire any Subsidiaries, or (d) wind up, liquidate or dissolve or (e) agree to do any of the foregoing.

         9.8 Encumbrances. Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, the Collateral, except:

                  (a) the liens and security interests of Lender;

                  (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books;

                  (c) security deposits in the ordinary course of business;

                  (d) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower's business to the extent:

                           (i) such liens secure indebtedness which is not
overdue for more than thirty (30) days or is being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books; or

                           (ii) such liens secure indebtedness relating to
claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer (subject to applicable deductibles) or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

                  (e) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Borrower as presently conducted thereon or materially impair the value of the real property which may be subject thereto;

                  (f) purchase money security interests in Equipment (including capital leases) and purchase money mortgages on real estate so long as such security interests and mortgages do not apply to any property of Borrower other than the Equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be;

                  (g) liens constituting the sale and assignment of the RDA Claims;

                  (h) the security interests and liens set forth on Schedule 8.4 hereto; and

                  (i) liens created by the Seller Guaranty so long as such liens are subject to and governed by the Subordination Agreement.

         9.9 Indebtedness. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any indebtedness, except:

                  (a) the Obligations;

                  (b) trade obligations and normal accruals in the ordinary course of business not overdue beyond customary terms, or with respect to which Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to Borrower, and with respect to which adequate reserves have been set aside on its books;

                  (c) purchase money indebtedness (including capital leases) to the extent not incurred or secured by liens (including capital leases) in violation of any other provision of this Agreement;

                  (d) advances constituting the acquisition of the RDA Claims;

                  (e) indebtedness outstanding on the date hereof and described on Schedule 9.9;

                  (f) indebtedness constituting the Seller Guaranty so long as such indebtedness is subject to and governed by the Subordination Agreement; and

                  (g) other unsecured indebtedness not to exceed One Million Dollars ($1,000,000) at any time outstanding, aggregate of any such indebtedness of IPD, provided that such indebtedness is subordinated to the interests of Lender in a manner satisfactory to Lender.

         9.10 Loans, Investments, Guarantees, Etc. Borrower shall not, directly or indirectly, make any loans or advance money or property to any Person, other than in the ordinary course of Borrower's business

(as currently conducted and described to Lender), or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or indebtedness or all or a substantial part of the assets or property of any Person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except:

                  (a) the endorsement of instruments for collection or deposit in the ordinary course of business;

                  (b) investments in:

                           (i) short-term direct obligations of the United
States Government;

                           (ii) demand or time deposits and negotiable
certificates of deposit issued by any bank satisfactory to Lender, payable to the order of Borrower or to bearer and delivered to Lender;

                           (iii) commercial paper rated A1 or P1; provided,
that, as to any of the foregoing, unless waived in writing by Lender, Borrower shall take such actions as are deemed necessary by Lender to perfect the security interest of Lender in such investments;

                  (c) the guaranties set forth in the Information Certificate;

                  (d) contributions to, investments in or other such transfers to Affiliates, provided that (i) no Event of Default has occurred and is continuing, (ii) Aggregate Excess Availability for the immediately preceding thirty (30) day period has averaged at least Three Million Dollars ($3,000,000),
(iii) after giving effect to such transfer there is at least Three Million Dollars ($3,000,000) in Aggregate Excess Availability and (iv) the amount of such transfer does not exceed fifteen percent (15%) of the Excess Availability then outstanding;

                  (e) transfers to DAC for the purpose of allowing DAC to make payments of principal and interest required under the Seller Notes and the Source Note, provided that no Event of Default has occurred and is continuing and, in the case of transfers made with respect to principal payments only: (i) Aggregate Excess Availability for the immediately preceding thirty (30) day period has averaged at least Three Million Dollars ($3,000,000) and (ii) after giving effect to such transfer there is at least Three Million Dollars ($3,000,000) in Aggregate Excess Availability;

                  (f) advances to publishers made in the ordinary course of Borrower's business (as currently conducted and described to Lender), in an amount not to exceed One Hundred Thousand Dollars ($100,000) per advance, aggregate of any such advance made by IPD, provided that no Event of Default has occurred and is continuing;

                  (g) advances to employees made in the ordinary course of Borrower's business (as currently conducted and described to Lender), in an amount not to exceed One Hundred Thousand Dollars ($100,000) per advance, aggregate of any such advance made by IPD, provided that no Event of Default has occurred and is continuing; and

                  (h) transfers to DAC on the date hereof to allow DAC to pay a portion of the purchase price of the Purchased Stock pursuant to the Purchase Agreements.

         9.11 Dividends and Redemptions. Borrower shall not, directly or indirectly, declare or pay any dividends on account of any shares of any class of capital stock of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that, unless an Event of Default has occurred and is continuing:

                  (a) Borrower may make payments to DAC in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000), aggregate of any such payments made by IPD, in any fiscal year, provided that (i) Aggregate Excess Availability for the immediately preceding thirty (30) day period has averaged at least Three Million Dollars ($3,000,000) and (ii) after giving effect to such payment there is at least Three Million Dollars ($3,000,000) in Aggregate Excess Availability;

                  (b) Borrower may make payments to DAC for the purpose of allowing DAC to pay legal fees, accounting fees and other such expenses in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000), aggregate of any such payments made by IPD, in any fiscal year, provided that (i) Aggregate Excess Availability for the immediately preceding thirty (30) day period has averaged at least Three Million Dollars ($3,000,000) and (ii) after giving effect to such payment there is at least Three Million Dollars ($3,000,000) in Aggregate Excess Availability;

                  (c) Borrower may make payments to DAC for the allocable tax liability attributable to Borrower and owed by DAC, in an amount reasonably satisfactory to Lender;

                  (d) Borrower may make payments to DAC for the purpose of allowing DAC to pay dividends on its preferred stock issued to Source on the date hereof so long as the amount of such dividends does not exceed One Hundred Eighty Thousand Dollars ($180,000) in any fiscal year, aggregate of any such payments made by IPD in any fiscal year;

                  (e) in lieu of making any transfer permitted by Section 9.10(e) or 9.10(h), Borrower may pay to DAC dividends in the amounts of the transfers so permitted, provided that all of the conditions of Section 9.10(e) are satisfied in respect to each such dividend payment; and

                  (f) upon the full and indefeasible payment of the Term Loan, Borrower may make dividends or payments so long as (i) both immediately prior to and after giving effect to such dividends or payments, there is at least Three Million Dollars ($3,000,000) in Aggregate Excess Availability and (ii) such dividends and payments do not exceed fifty percent (50%) of Borrower's Net Income as set forth in its most recent audited financial statement.

         9.12 Transactions with Affiliates. Borrower shall not enter into any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm's length transaction with an unaffiliated Person, provided that the foregoing provisions shall not apply to transactions pursuant to the Source Financing Documents.

         9.13 Additional Bank Accounts. Borrower shall not, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in Schedule 8.8 hereto, except:
(a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Lender and subject to such conditions thereto as Lender may establish and (b) as to any accounts used by Borrower to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Lender.

         9.14 Compliance with ERISA. Borrower shall not with respect to any "employee pension benefit plans" maintained by Borrower or any of its ERISA
Affiliates:

                  (a) (i) terminate any of such employee pension benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA;

                           (ii) allow or suffer to exist any prohibited
transaction involving any of such employee pension benefit plans or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA;

                           (iii) fail to pay to any such employee pension
benefit plan any contribution which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such plan;

                           (iv) allow or suffer to exist any accumulated funding
deficiency, whether or not waived, with respect to any such employee pension benefit plan;

                           (v) allow or suffer to exist any occurrence of a
reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee pension benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation; or

                           (vi) incur any withdrawal liability with respect to
any multiemployer pension plan.

                  (b) As used in this Section 9.14, the term "employee pension benefit plans," "employee benefit plans", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in
Section 4975 of the Code and ERISA.

         9.15 Tangible Net Worth. Borrower shall, at all times, maintain, Tangible Net Worth, measured monthly, of not less than Four Hundred Thousand Dollars ($400,000) less than the Tangible Net Worth reported on Borrower's balance sheet dated the date hereof and delivered to and approved by Lender.

         9.16 Fixed Charge Coverage Ratio. Borrower shall maintain, when calculated on a consolidated basis with IPD, for each period described below, a Fixed Charge Coverage Ratio of not less than the amounts set forth below:

                          Period                                       Minimum Fixed Charge Coverage Ratio
                          ------                                       -----------------------------------
January 1, 2001 through March 31, 2001                                             1.00 to 1.00
January 1, 2001  through June 30, 2001                                             1.07 to 1.00
January 1, 2001 through September 30, 2001                                         1.14 to 1.00
January 1, 2001 through December 31, 2001                                          1.09 to 1.00
April 1, 2001 through March 31, 2002                                               1.01 to 1.00
July 1, 2001 through June 30, 2002                                                 1.01 to 1.00
October 1, 2001 through September 30, 2002                                         1.04 to 1.00

January 1, 2002 through December 31, 2002                                          1.17 to 1.00
April 1, 2002 through March 31, 2003                                               1.63 to 1.00
July 1, 2002 through June 30, 2003                                                 2.43 to 1.00
October 1, 2002 through September 30, 2003                                         2.69 to 1.00
January 1, 2003 through December 31, 2003                                          3.00 to 1.00

         9.17 Minimum EBITDA. Borrower shall maintain, when calculated on a consolidated basis with IPD, for each period indicated below, EBITDA of not less than the amount set forth below:

                          Period                                                  Minimum EBITDA
                          ------                                                  --------------
January 1, 2001 through March 31, 2001                                              $1,683,000
January 1, 2001  through June 30, 2001                                              $3,447,000
January 1, 2001 through September 30, 2001                                          $5,441,000
January 1, 2001 through December 31, 2001                                           $7,347,000
April 1, 2001 through March 31, 2002                                                $8,048,000
July 1, 2001 through June 30, 2002                                                  $8,786,000
October 1, 2001 through September 30, 2002                                          $9,575,000
January 1, 2002 through December 31, 2002                                          $10,361,000
April 1, 2002 through March 31, 2003                                               $10,764,000
July 1, 2002 through June 30, 2003                                                 $11,183,000
October 1, 2002 through September 30, 2003                                         $11,642,000
January 1, 2003 through December 31, 2003                                          $12,056,000

         9.18 Maximum Ratio of Senior Debt to EBITDA. Borrower shall maintain, when calculated on a consolidated basis with IPD, for each period described below, a Debt to EBITDA Ratio of not more than the amounts set forth below:

                          Period                                      Maximum Ratio of Senior Debt to EBITDA
                          ------                                      --------------------------------------
January 1, 2001 through March 31, 2001                                             2.71 to 1.00
January 1, 2001  through June 30, 2001                                             2.22 to 1.00
January 1, 2001 through September 30, 2001                                         2.09 to 1.00

                                                                             Maximum Ratio of Senior
          Period                                                                  Debt to EBITA
          ------                                                             -----------------------
January 1, 2001 through December 31, 2001                                          2.08 to 1.00
April 1, 2001 through March 31, 2002                                               3.37 to 1.00
July 1, 2001 through June 30, 2002                                                 2.92 to 1.00
October 1, 2001 through September 30, 2002                                         2.33 to 1.00
January 1, 2002 through December 31, 2002                                          2.01 to 1.00
April 1, 2002 through March 31, 2003                                               1.57 to 1.00
July 1, 2002 through June 30, 2003                                                 1.16 to 1.00
October 1, 2002 through September 30, 2003                                         0.73 to 1.00
January 1, 2003 through December 31, 2003                                          0.55 to 1.00

         9.19 Capital Expenditures. Borrower shall not incur or contract to incur Capital Expenditures of more than One Million Three Hundred Thousand Dollars ($1,300,000), aggregate of such amounts incurred or to be incurred by IPD, during any fiscal year; provided further, that Borrower may incur or contract to incur Capital Expenditures of an additional Five Hundred Thousand Dollars ($500,000), aggregate of such amounts incurred or to be incurred by IPD, during the fiscal year ending December 31, 2001 for the payment of licensing fees owed to Source; provided that in order for such Five Hundred Thousand Dollar ($500,000) Capital Expenditure to the Source to be incurred (i) Aggregate Excess Availability for the immediately preceding thirty (30) day period has averaged at least Three Million Dollars ($3,000,000) and (ii) after giving effect to such payment there is at least Three Million Dollars ($3,000,000) in Aggregate Excess Availability.

         9.20 Management Fees. Borrower shall not pay any management or other such fees to any Person in excess of Two Hundred Thousand Dollars ($200,000), aggregate of any such payments made by IPD, during any fiscal year, and any such payments shall be made only out of funds permitted to be paid pursuant to Sections 9.10(e), 9.11(a), 9.11(b) or 9.11(f) hereof.

         9.21 Financial Covenants Upon Payment of Term Loan. Upon the full and indefeasible payment of the Term Loan and the Term Loan (as defined in the IPD Loan Agreement) owed to Lender by DEY has been fully satisfied, and provided no Event of Default or event which with notice or the passage of time would constitute an Event of Default shall exist at such time, Borrower shall not be required to continue to fulfill the covenants contained in Sections 9.10, 9.11, 9.16, 9.17, 9.18, 9.19 and 9.20.

         9.22 Costs and Expenses. Borrower shall pay to Lender on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to:

                  (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statements, filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable);

                  (b) all costs and expenses and fees for insurance premiums, and for reasonably incurred environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees;

                  (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender's customary charges and fees with respect thereto;

                  (d) costs and expenses of preserving and protecting the Collateral;

                  (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters);

                  (f) all out-of-pocket expenses and costs incurred by Lender's examiners in the conduct of their periodic field examinations of the Collateral and Borrower's operations, plus a per diem charge at the rate of Seven Hundred Fifty Dollars ($750) per person per day for Lender's examiners in the field and office; and

                  (g) the reasonable fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

         9.23 Review of Slotting Contracts. Borrower shall not enter into any Slotting Contract without first providing to Lender a copy of such proposed Slotting Contract ten (10) Business Days prior to the effective date of such Slotting Contract.

         9.24 Merger of Affiliates. Within three (3) months of the date hereof, Borrower shall effect mergers of such DEY Affiliates as may then be in existence into Borrower, such mergers to be conducted in a manner acceptable to Lender.

         9.25 Amendment of Purchase Agreement. Throughout the term of this Agreement and so long as there exist any Obligations under this Agreement, Borrower shall not, without the prior written consent of Lender, amend, modify or otherwise alter the terms of any of the Purchase Agreements in any manner that could materially and adversely affect the rights of Lender, as determined by Lender in its sole discretion.

         9.26 Further Assurances. At the request of Lender at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrower representing on behalf of Borrower that all conditions precedent to the making of Loans contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, Borrower hereby authorizes Lender to execute and file one or more UCC financing statements signed only by Lender.

         9.27 Copyrighted Material. Within three (3) months of the date hereof,
(a) Borrower shall have registered with the United States Copyright Office all material owned by Borrower which is capable of being registered with the United States Copyright Office and (b) executed and delivered to Lender a

Collateral Assignment of Copyrights, substantially in the form of Exhibit B attached hereto, which grants to Lender a security interest in such copyrighted material. Throughout the term of this Agreement, in the event that Borrower comes to be the owner of any material capable of being registered with the United States Copyright Office, Borrower shall promptly register such material with the United States Copyright Office and execute and deliver to Lender a Collateral Assignment of Copyrights.

SECTION 10.       EVENTS OF DEFAULT AND REMEDIES.

         10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default," and collectively as "Events of Default":

                  (a) Borrower fails to pay when due any of the Obligations or fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements;

                  (b) any representation, warranty or statement of fact made by Borrower or any Obligor to Lender in any Financing Agreement or any other agreement, schedule, confirmatory assignment or other document shall when made or deemed made be false or misleading in any material respect;

                  (c) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender;

                  (d) any judgment for the payment of money is rendered against Borrower or any Obligor in excess of One Million Dollars ($1,000,000), in the aggregate or in any one case and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any material judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of their assets;

                  (e) Borrower or any Obligor becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer;

                  (f) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

                  (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or for all or any Obligor or for all or any part of its property;

                  (h) any default by Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case in an amount in excess of One Million Dollars ($1,000,000), in the aggregate for both Borrower and IPD, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto;

                  (i) any change in the controlling ownership of Borrower which results in more than fifty percent (50%) of the controlling ownership interests in Borrower being held by any Person who does not presently hold an ownership interest in Borrower;

                  (j) the indictment of Borrower or any Obligor under any criminal statute, or the commencement of criminal or civil proceedings against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower or such Obligor;

                  (k) there shall be a material adverse change, as determined by Lender in its reasonable credit judgement, in (i) the business, assets or prospects of Borrower or any Obligor after the date hereof or (ii) the financial statements of Borrower or any Obligor delivered after the date hereof when compared with the financial statements previously delivered to Lender;

                  (l) there shall be an event of default under any of the other Financing Agreements, including, without limitation, the IPD Loan Agreement; or

                  (m) there shall be a default or event of default by DAC, or any other obligor, with respect to the Source Financing Documents or any Seller Note which default results in the acceleration of the Source Note or any Seller Note by any holder thereof;

provided, however, that any one of the foregoing events, except for those described in clause (k), shall not be deemed an Event of Default if such event does not relate to a failure by Borrower to timely make any payment to Lender required under the terms of this Agreement and (i) such event or failure to perform, to the extent capable of cure, is cured to Lender's satisfaction within ten (10) days of the date of its occurrence (provided that such ten-day period shall not extend any period provided for in Sections 10.1(d) or (f) above) or the date when performance was required under the terms of this Agreement, as applicable, (ii) such event or failure to perform has not occurred in any preceding twelve (12) month period or (iii) such event or failure to perform is not as a result of an unlawful action or failure to act by Borrower.

         10.2 Remedies.

                  (a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

                  (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(f) and 10.1(g), all Obligations shall automatically become immediately due and payable), (ii) with or, to the extent permitted by law, without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower, at Borrower's expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower, to the extent permitted by law, and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, five (5) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

                  (c) Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

                  (d) Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lender may, at its option, without notice, (i) cease making Loans or reduce the lending formulas or amounts of Loans available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future Loans to be made by Lender to Borrower.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW.

         11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

                  (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California (without giving effect to principles of conflicts of law).

                  (b) Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the state courts of the County of Los Angeles, State of California and of the United States District Court for the Central District of California and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).

                  (c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Lender's option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, or other period required by law, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Lender against Borrower for the amount of the claim and other relief requested.

                  (d) BORROWER AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                  (e) Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled, to the extent permitted by law, to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

         11.2 Waiver of Notices. Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

         11.3 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender and, in the case of an amendment, by Borrower. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

         11.4 Waiver of Counterclaims. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

         11.5 Indemnification. Borrower shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 11.5 may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section 11.5. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12. TERM OF AGREEMENT; MISCELLANEOUS.

         12.1 Term.

                  (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date four (4) years from the date hereof (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. Lender or Borrower may terminate this Agreement and the other Financing Agreements effective on the Renewal Date by giving to the other party at least sixty (60) days prior written notice. Borrower may terminate this Agreement prior to the end of the then current term, including any renewal term (if applicable), for any reason upon sixty (60) days prior written notice to Lender, and in such case Borrower agrees to pay to Lender the applicable early termination fee provided for in Section 12.1(c) hereof. Regardless of the timing of termination, this Agreement and all other Financing Agreements must be terminated simultaneously. Upon the effective date of termination or non-renewal of the Financing Agreements, Borrower shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent Obligations, including checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the bank account designated by Lender are received in such bank account later than 10:30 a.m., Los Angeles time.

                  (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its duties, obligations and covenants under this Agreement or the other Financing Agreements until all non-contingent Obligations have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

                  (c) If for any reason this Agreement is terminated prior to the Renewal Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrower agrees to pay to Lender, aggregate of such sums paid or to be paid by IPD to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

                                       Amount                                           Period
                                       ------                                           ------
      (i)         1.0% of the Maximum Credit                        from the date of this Agreement to and
                                                                    including the day preceding the first
                                                                    anniversary of this Agreement
      (ii)        .50% of the Maximum Credit                        from the first anniversary of this Agreement
                                                                    to and including the Renewal Date.

Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing, to the extent permitted by law. Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(f) and 10.1(g) hereof, even if Lender does not exercise its right to terminate this Agreement, but elects, at its option, to provide financing to Borrower or permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 12.1 shall be deemed included in the Obligations.

         12.2 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Borrower at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

         12.3 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

         12.4 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to Borrower, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loans, or any other interest herein, to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation. Notwithstanding the foregoing, Lender agrees to continue to hold for its own or its affiliate's account the lesser of fifty percent (50%) of the Maximum Credit or Twelve Million Five Hundred Thousand Dollars ($12,500,000) of the Loans; provided, however, that such limitation shall not apply to any transaction which Lender may be a part of or subject to which does not specifically and singularly apply to the transactions contemplated by this Agreement but rather to Lender or its affiliates as a whole, Lender's loan portfolio as a whole or Lender's loan portfolio in part.

         12.5 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

         12.6 Publicity. Borrower consents to Lender publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement.

         IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be duly executed as of the day and year first above written.

LENDER                                    BORROWER
------                                    --------
CONGRESS FINANCIAL CORPORATION (WESTERN)  DAVID E. YOUNG, INC.,
a California corporation                  a New York corporation




By: /s/ Matthew Grimes                    By: /s/ Peter Larson
    -----------------------------------       ----------------------------------
Name: Matthew Grimes                      Name: Peter Larson
      ---------------------------------         --------------------------------
Title: VP                                 Title: President
       --------------------------------          -------------------------------

Address                                   Chief Executive Office
-------                                   ----------------------
251 South Lake Avenue, Suite 900          255 Executive Drive
Pasadena, California 91101                Plainview, New York 11803